EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CapitalSouth Bancorp:
We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the Company’s consolidated financial statements refers to the Company’s change in its method of accounting for uncertainty in income taxes during 2007.
/s/ KPMG LLP
Birmingham, Alabama
September 26, 2008